Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 16, 2021, except for Note 2, under the heading Share Subdivision as to which the date is June 8, 2021, in the Registration Statement (Form F-1) and related Prospectus of Dingdong (Cayman) Limited dated June 8, 2021.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

June 8, 2021